                                  EXHIBIT 10.7

                           EMPLOYMENT, NON-COMPETITION
                        AND PROPRIETARY RIGHTS AGREEMENT

         THIS EMPLOYMENT, NON-COMPETITION AND PROPRIETARY RIGHTS AGREEMENT (the "Agreement") is made as of this 26th day of April, 2004, by and between CAPITAL GROWTH SYSTEMS, INC., a Florida corporation (the "Company"), and RORY HERRIMAN (the "Employee").

                                    RECITALS:

         A. The Company is the parent of Nexvu Technologies, L.L.C., a Delaware limited liability company (the "Subsidiary") in the business of providing products and software solutions to the networked computer industry;

         B. The Company desires to employ the Employee and Employee desires to be employed by the Company to serve as the Chief Operating Officer and Chief Technology Officer of the Company and the Subsidiary; and

         C. It is contemplated that in such capacity, Employee shall provide services for the Company and for the Subsidiary.

         NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

         Section 1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall constitute an employee of the Company, but shall provide services to both the Company and its Subsidiary. During the term of this Agreement, Employee shall hold the title of Chief Operating Officer and Chief Technology Officer of the Company and of the Subsidiary. The Employee shall have and fully perform the duties and responsibilities as may be, from time to time, specified by the Company's President or its Board of Directors. The Employee shall report to the Chief Executive Officer of the Company and to its Board of Directors.

         Section 1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the acceptance and performance of the obligations under this Agreement.

         Employee accepts the employment described in Article 1 of this Agreement and agrees to devote his exclusive full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Notwithstanding the foregoing, Employee may: (i) serve on the board of directors of other entities or serve in any capacity with any hobby, avocation, civic, educational, professional or charitable organization provided that such service does not materially interfere or conflict with his duties hereunder; and (ii) make and manage personal investments of his choice.

                                   ARTICLE II

                                      TERM

         Section 2.1 Term. The term of employment under this Agreement shall be for the period from the date first set forth above until December 31, 2004 (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term"). The Employment Term shall automatically renew for additional one (1) year periods unless terminated by Employee or the Company by written notice not less than two (2) months prior to expiration of the then-current term.

         Section 2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

                  (a) Automatically, without the action of either party, upon the death of Employee.

                  (b) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling three (3) months (whether or not consecutive) during any period of twelve (12) consecutive months. The determination of whether a Total Disability has occurred shall be based on the determination of a physician selected by the Company. Nothing herein shall limit the Employee's right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Total Disability prior to termination hereunder, Employee shall continue to receive his full compensation (including base salary and bonus) and benefits.

                  (c) By the Employee upon thirty (30) days' written notice to the Company.

                  (d) By Company "Without Cause," which shall mean a termination of the Employee's employment by the Company other than pursuant to the provisions of Section 2.2(a), Section 2.2(b) or Section 2.2(e) hereof.

                  (e) By the Company "With Cause," which shall mean termination of Employee's employment due to: (i) a breach of this Agreement by Employee; (ii) commission of an act of dishonesty, malfeasance, fraud or willful misconduct; (iii) failure to use good faith efforts to perform any duties assigned to Employee by the Company; or (iv) violation of any law (as determined in the good faith judgment of the Company).

         Section 2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

         Section 2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to (i) the receipt of a full and unconditional release from Employee and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his employment:

                  (a) Voluntary Termination/Cause/Expiration of Term. Upon (i) termination of the Employee's employment pursuant to Section 2.2(c) or
         Section 2.2(e); or (ii) the expiration of the Employment Term because either party elects not to extend the Employment Term; the Employee shall be entitled to receive his base salary, any incentive compensation (earned to date of termination) and expense reimbursements solely through the date of termination.

                  (b) Death or Total Disability. Upon the termination of the Employment Term by reason of the death or Total Disability of the Employee, or pursuant to Section 2.2(d) the Employee (or, in the case of death, his estate) shall be entitled to receive in a lump sum his base salary through the date of death plus ninety (90) days, or determination of Total Disability plus ninety (90) days (which shall include any of his unused vacation pay for the year of such termination), unpaid bonus (if any, to the extent express provision has been made for a bonus) and expense reimbursement through the date of death or Total Disability.

                  (c) Failure to Renew/Termination Without Cause. Upon termination of Employee's employment pursuant to Section 2.2(d) or upon termination of Employee's employment due to the Company's delivery of written notice that it elects not to extend the Employment Term for an additional one-year period, then Executive shall be entitled to receive:

                           (i) payment of his base salary over a period of one
                  (1) year from the date of termination of employment, payable in the same increments (e.g., semi-monthly if that is the common payroll practice) as was the practice prior to termination of employment; plus

                           (ii) any incentive compensation earned by Employee
                  through the date of termination of his employment.

         Section 2.5 Business Expenses.

                  (a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel, lodging and dining expenses and entertainment expenses. The reimbursement of business expenses will be governed by the policies for the Company and the terms otherwise set forth herein.

                  (b) Accounting. The Employee shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefore.

                                   ARTICLE III

                            COMPENSATION AND BENEFITS

         Section 3.1 Compensation. During Employee's employment, the Company shall pay Employee a base salary of $175,000 per annum, subject to increase in the sole discretion of the Company. The Employee shall be eligible to earn a bonus with respect to each calendar year in which Employee is employed (prorated for factual years) of up to fifty percent (50%) of Employee's base salary upon attainment by the Company and/or Employee of such objectives (subject to such weighting and other factors as appropriate) as established by the Board of Directors after consultation with Employee with respect to each calendar year. The Company shall use its good faith efforts to establish such objectives no later than March 31st of each year during the Employment Term, and to deliver a copy of the same to Employee.

         Section 3.2 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

         Section 3.3 Vacation. The Employee shall be entitled to up to four (4) weeks' paid vacation per year (prorated for partial years). Two (2) weeks in the aggregate of vacation shall carry over to subsequent years (no cash in lieu of vacation not taken), and all vacation not taken in excess of two (2) weeks shall lapse (i.e., in no event can cumulative rollover exceed two (2) weeks).

         Section 3.4 Options and Other Payments. The Company has awarded to Employee effective as of the date of execution hereof an option (the "Option") to purchase up to 430,000 shares of Common Stock in the form attached hereto as Exhibit A.

         Section 3.5 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, insurance, disability income, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible or for which all senior executives in general are eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan. Commencing no later than April 30, 2004, and continuing throughout the Employment Term, the Company shall maintain directors' and officers' liability insurance with aggregate coverage of not less than $1,000,000.

         Section 3.6 Bonus. If during the Employment Term Employee is employed by the Company and the Company enters into a contract (the "Sale Contract"):

                  (a) for the sale of all or substantially all of its assets; or

                  (b) to be merged into another larger company (or that company's subsidiary - collectively, the "Acquirer") pursuant to which the shareholders of the Company receive capital stock of the Acquirer, and the Sale Contract closing is effected within one hundred eighty
         (180) days thereafter for an aggregate net consideration received by the Company's shareholders as a result of such transaction and after deduction of all associated transaction expenses (the "Net Consideration") (whether in cash or in kind, based upon a valuation as of the closing date as determined by the Company's Board of Directors in good faith), exceeds two (2) times the "Base Amount." The Base Amount will be the sum of:

                           (i) aggregate capital contributions made to the
                  Company and its subsidiaries; plus

                           (ii) the amount of consideration paid by the Company
                  for any acquisition made by it or any of its subsidiaries from time to time (with non-cash consideration valued in good faith discretion of the Board of Directors),

         then Employee shall be entitled to a bonus ("Sale Bonus") payable no later than ten (10) days following the closing of the Sale Contract equal to the lesser of 299% of Employee's base salary as of the date of such Sale Contract or the "Sale Bonus Amount" as set forth below. If the sale or merger is not consummated, then the Sale Bonus shall not be payable.

         The Sale Bonus Amount shall be an amount equal to the product of 1% multiplied by the "Difference". The "Difference" will be the amount or value which the shareholders of the Company receive on the day of closing of the Sale Contract (measured as of the close of business on that day) in excess of the "Product." The "Product" will be the number of shares of the Company's common stock issued and outstanding on the closing date (in computing common stock, any-in-the-money stock options, warrants, rights or other securities convertible into common stock shall be deemed to constitute common stock on an as converted basis), multiplied by the "Original Issue Price." The Original Issue Price is the highest per share price at which the Company's common stock is sold by the Company (as adjusted for stock splits, reverse splits, etc.) in a tranche of not less than $100,000 of funding. For example, if on December 31, 2004 the Company is merged into Company X for stock valued on that date of $100,000,000 and on that date there were 20,000,000 shares of common stock outstanding and 2,000,000 in-the-money options, and the Original Issue Price was $2.00, then for purposes of the bonus computation, the Difference would be $100,000,000 minus $60,000,000 or $40,000,000, and the Sale Bonus would therefore be $400,000.

         The good faith determination of the Sale Bonus amount by the Company's Board of Directors shall be binding on Employee absent manifest error; provided, further, that the Sale Bonus shall not be payable to Employee in the event that the Acquirer desires that Employee serve as an employee of the Acquirer for a total annual compensation package no less than Employee's then existing total annual compensation package and Employee refuses to enter into an employment agreement with the Acquirer containing such provision.

         Section 3.7 Section 280G Covenant. The parties hereby agree that the Company shall not be required to pay Employee any amount that would be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and payments otherwise required under this Agreement shall be reduced, if necessary to prevent any such payments. The prior sentence shall be interpreted consistent with the purpose of avoiding the disallowance of deduction to the Company pursuant to Section 280G(a) of the Code.

                                   ARTICLE IV

                 CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETE
                            AND QUIT CLAIM AGREEMENT

         Section 4.1 Non-Disclosure of Confidential Information. Employee hereby acknowledges and agrees that the duties and services to be performed by Employee under this Agreement are special and unique and that as of a result of the employment hereunder, Employee will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company's industry, including but not limited to, certain records, phone locations, documentation, software programs, price lists, customer lists, contract prices for the Company's services, business plans and prospects of the Company, equipment configurations, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its affiliates, and other similar matters (all such information being hereinafter referred to as "Confidential Information"). Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

                  (a) Employee will not, while employed by the Company or for four (4) years thereafter, directly or indirectly, except in connection with Employee's performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, or organization, other than the Company (hereinafter referred to as "Third Parties"), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

                  (b) Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, notes, records, keys, disks data and other documents and materials belonging to the Company which is in his possession or under his control relating to the Company, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company which is in his possession or control.

         Section 4.2 Non-Solicitation Covenant. Employee hereby covenants and agrees that while employed by the Company and for a period of two (2) years following the termination of Employee's employment with the Company for any reason, Employee shall not (i) directly or indirectly, contact, solicit, interfere with, or entice away from the Company any person, firm, corporation, limited liability company or other entity that was a customer of the Company at any time while Employee was an employee of the Company or who is a "prospective vendor or customer" of the Company, or (ii) induce or attempt to induce any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company to leave the employ of the Company, or in any way interfere with the relationship between any such employee and the Company. For purposes hereof, "prospective vendor or customer" shall mean any person or entity which has been solicited for business by Employee or any officer or other employee of the Company or its Affiliates at any time during Employee's employment.

         Section 4.3 Non-Competition Covenant. Employee acknowledges that the covenants set forth in this Section 4.3 are reasonable in scope and essential to the preservation of the Business of the Company (as defined herein). Employee also acknowledges that the enforcement of the covenants set forth in this
Section 4.3 will not preclude Employee from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. In addition, Employee acknowledges that the Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Employee acknowledges that competition by him following the termination or expiration of his employment would impair the operation of the Company beyond that which would arise from the competition of an unrelated third party with similar skills. Employee hereby agrees that he shall not, during his employment and for a period of one (1) year after the end of his employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, manager, lessor, lessee or otherwise) that:

                  (a) competes with the Company in the Business of the Company;
         or

                  (b) competes at a material level with the Company in the Restricted Territory (as defined herein), other than acquiring an ownership interest in a company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding stock of such corporation. For purposes of this Agreement:

                           (i) the term "Business of the Company" shall include
                  all business activities and ventures related to the business of providing of any of the following:

                                    (A) provision of application performance
                           management tools, software, equipment or consulting services related to application performance management; or

                                    (B) solutions to the call center business in
                           a manner competitive with the activities of the Company at any time during the term of Employee's employment or expressly contemplated during the term of Employee's employment with the Company; or

                                    (C) all other businesses in which the
                           Company is engaged in as of the date of termination of Employee's employment; and

                           (ii) the term "Restricted Territory" means any state
                  in the United States of America. The Employee specifically acknowledges that the Business of the Company is not naturally restricted by any geographic boundaries.

         Section 4.4 Remedies.

                  (a) Injunctive Relief. Employee expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2 or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article IV shall survive the termination of Employee's employment.

                  (b) Enforcement. It is the desire of the parties that the provisions of Sections 4.1, 4.2 or 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

                  (c) Legal Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the other party of reasonable legal fees and costs.

         Section 4.5 Company. All references to the Company in this Article 4 shall include "Affiliates" of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended, including but not limited to any subsidiary of the Company.

         Section 4.6 Quit Claims. By execution of this Agreement, Employee: (i) assigns and quit claims to the Company all right, title and interest as relates to the Business of the Company in (x) any patentable or potentially patentable invention or design within the meaning of Title 35 of the United States Code, and any utility or design created or discovered by Employee prior to the date hereof or during the course of his employment with the Company and (y) all copyright interests owned or claimed by Employee pertaining to all media, devices and documentation comprising all of the software used in the Business as of the date hereof; and (ii) agrees that if during the course of his employment by the Company, he discovers, invents or produces, without limitation, any information, formulae, product, device, software, system, technique, drawing, program or process, which is a "trade secret" within applicable law or deemed to be such in the opinion of the Company's board of directors, such information formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secrets, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Employee designates the Company his attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company.

         Notwithstanding anything to the contrary herein, this Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless: (a) the invention relates: (i) to the Business of the Company; or (ii) to the Company's actual demonstrably anticipated research or development; or (b) the invention results from any work performed by the Employee for the Company.

         Section 4.7 Consideration for Covenants. Employee acknowledges and agrees that the Company's willingness to engage in its acquisition of the Subsidiary (by merger of the Subsidiary with a subsidiary of the Company) and to raise the capital necessary to effect the aforesaid merger was conditioned upon Employer's representation that he would execute an employment agreement subsequent to the merger containing restrictive covenants of the nature contained herein (an "Employment Agreement") and Employee further acknowledges that the grant of the Option was conditioned upon Employee's willingness to enter into an Employment Agreement and to effect the undertakings set forth herein.

         Section 4.8 Mitigation of Damages. Employee agrees that in the event of termination of his employment for whatever reason, to use his good faith efforts to obtain alternate employment. Any employment and/or independent contractor compensation earned directly or indirectly by Employee or his Affiliates during the one (1) year period following termination of employment by the Company or any subsidiary of the Company shall be credited dollar-for-dollar against any compensation payable to Employee pursuant to Section 2.4(c) hereof.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received:

                  (a) when delivered, if delivered personally;

                  (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid;

                  (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; and

                  (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

         IF TO COMPANY, TO:                       IF TO EMPLOYEE, TO:

         Capital Growth Systems, Inc.             Mr. Rory Herriman
         c/o Nexvu Technologies, L.L.C.           2332 Melmaison Road
         Attention: President                     Belvidere, IL  61008
         1100 East Woodfield Road - Suite 100
         Schaumburg, IL  60173

         Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         Section 5.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b) above, no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given. The obligations of the parties under this Agreement shall survive any termination of this Agreement.

         Section 5.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. The Subsidiary shall be an intended third party beneficiary of the terms of this Agreement. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company. The Company may assign this Agreement to any successor as interest to a majority of its business.

         Section 5.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

         Section 5.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

         Section 5.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

         Section 5.7 Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Cook County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Cook County, Illinois. All parties hereto waive their right to trial by jury with respect to the adjudication of any dispute hereunder.

         Should Employee dispute the basis for his termination "For Cause," such dispute shall be determined by arbitration to be conducted in Chicago, Illinois pursuant to the rules of the American Arbitration Association ("AAA") by an arbitrator mutually agreeable to the parties, or should they fail to agree, then by an arbitrator who is a member of the AAA selected by two arbitrators who are members of the AAA, one of whom is selected by each of the parties. The arbitration shall be conducted in accordance with the rules of the AAA, with the cost of the arbitrator to be borne equally by the parties and with each party to bear his or its respective legal costs and fees associated with the arbitration.

         Section 5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         Section 5.9 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

COMPANY:                                        EMPLOYEE:

CAPITAL GROWTH SYSTEMS, INC.
                                                 _______________________________
                                                   RORY HERRIMAN

By:________________________________
Its:_______________________________

                                    EXHIBIT A

                        OPTION TO PURCHASE 430,000 SHARES